Exhibit 23.5

Consent of Independent Auditor

We hereby consent to incorporation by reference in this registration statement on Form S-11 of our report dated June 14, 2016, with respect to the historical statement of revenues and certain direct operating expenses of The Estates on Maryland included in NexPoint Multifamily Capital Trust, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 23, 2016. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ HA + W | Aprio, LLP f/k/a Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

July 21, 2017